Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CTK WINDUP CORPORATION

The undersigned, J. Michael Gullard, certifies that:

1.    He is the President and the Secretary of CTK Windup Corporation, a California corporation.

2.    The Amended and Restated Articles of Incorporation of this corporation are amended and restated to read in their entirety as follows:

ARTICLE I

The name of the Corporation is Strasbaugh (the “Corporation”).

ARTICLE II

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

Section 1.  Authorized Shares. The Corporation is authorized to issue two classes of shares designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 115,000,000, of which 100,000,000 shares shall be Common Stock, no par value per share, and 15,000,000 shares shall be Preferred Stock. Of the 15,000,000 shares designated as Preferred Stock, 5,909,089 shares shall be designated as Series A Cumulative Redeemable Convertible Preferred Stock, no par value per share (the “Series A Preferred Stock”), and shall have the rights, preferences, privileges and restrictions specified in Article IV below. Upon the amendment of this article to read as herein set forth, each thirty one (31) shares of Common Stock outstanding will be converted into one (1) fully paid and nonassessable share of Common Stock, with fractional shares that would result from such conversion being rounded up to the nearest whole share.

Section 2.  Common Stock. Each share of Common Stock issued and outstanding shall have one vote.

Section 3.  Preferred Stock. The Corporation’s Board of Directors (the “Board of Directors”) is authorized to fix the number of shares of any additional series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

ARTICLE IV

A statement of the rights, preferences, privileges and restrictions granted to or imposed upon the Series A Preferred Stock and the holders thereof is as follows:

Section 1.  Issuance. The Series A Preferred Stock shall be issued in accordance with the Purchase Agreement (as defined below) at a purchase price of $2.20 per share (the “Series A Issue Price”).

Section 2.  Rank. The Series A Preferred Stock shall rank: (i) subject to the requirements of Section 7, junior to any other class or series of capital stock of the Corporation hereafter created specifically ranking as to dividend rights, redemption rights, liquidation preference and other rights senior to the Series A Preferred Stock (the “Senior Securities”); (ii) senior to all of the Corporation’s Common Stock; (iii) senior to any class or series of capital stock of the Corporation hereafter created not specifically ranking as to dividend rights, redemption rights, liquidation preference and other rights senior to or on parity with any Series A Preferred Stock of whatever subdivision (collectively, with the Common Stock, the “Junior Securities”); and (iv) subject to the requirements of Section 7, on a parity with any class or series of capital stock of the Corporation hereafter created specifically ranking as to dividend rights, redemption rights, liquidation preference and other rights on a parity with the Series A Preferred Stock (the “Parity Securities”).

Section 3.  Dividends.

(a)  So long as shares of Series A Preferred Stock remain outstanding, the holders of each share of the Series A Preferred Stock shall be entitled, from and after the date of issuance of such share, to receive, dividends, of an amount equal to 8% of the Series A Issue Price per share (as adjusted for any stock dividends, stock splits, combinations, recapitalizations involving equity securities of the Corporation, reclassifications or other similar events involving a change with respect to the Series A Preferred Stock) per annum with respect to each share of the Series A Preferred Stock (i) for the period (the “Initial Dividend Period”) prorated on a daily basis from the date of their original issue to and including December 31, 2007, and (ii) for each semi-annual dividend period (a “Semi-Annual Dividend Period”), which Semi-Annual Dividend Periods shall commence on each January 1 and July 1 in each subsequent year after the Initial Dividend Period (i.e., commencing on January 1, 2008) and shall end on and include the day immediately preceding the first day of the next Semi-Annual Dividend Period. Such dividends shall be cumulative and accruing daily from the date of original issue of such shares and shall be payable, if, when, and as declared by the Board of Directors, (A) on December 31, 2007 (in respect of the Initial Dividend Period), and (B) on January 31 (in

respect of the Semi-Annual Dividend Period beginning the preceding July 1) and July 31 (in respect of the Semi-Annual Dividend Period beginning the preceding January 1) of each year thereafter. Each such dividend shall be paid to the holders of record of the Series A Preferred Stock as they shall appear on the stock register of the Corporation on such record date, not exceeding 30 days nor less than 10 days preceding the payment date hereof, as shall be fixed by the Board of Directors of the Corporation or a duly authorized committee thereof; provided, however, that if the Board of Directors declares a dividend in respect of the Initial Dividend Period, the Board of Directors shall set December 31, 2007 as the record date and payment date in respect of such dividend. Dividends shall be payable in cash. The holders of shares of Series A Preferred Stock shall be entitled to receive such dividends after the payment of any dividends to Senior Securities required by the Corporation’s Amended and Restated Articles of Incorporation, as amended or amended and restated and in effect, including for this purpose any certificate(s) of determination (the “Articles”), prior and in preference to any dividends paid to Junior Securities but in parity with any distribution to the holders of Parity Securities.

(b)  In case the Corporation shall at any time or from time to time declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its subsidiaries by way of a dividend, distribution or spin-off) on its Common Stock, other than (i) a distribution made in compliance with the provisions of Section 4 or (ii) a dividend or distribution made solely in Common Stock, the holders of the Series A Preferred Stock shall be entitled to receive from the Corporation with respect to each share of Series A Preferred Stock held, any dividend or distribution that would be received by a holder of the number of shares (including fractional shares) of Common Stock into which such Series A Preferred Stock is convertible on the record date for such dividend or distribution, with fractional shares of Common Stock deemed to be entitled to the corresponding fraction of any dividend or distribution that would be received by a whole share. Any such dividend or distribution shall be declared, ordered, paid and made at the same time such dividend or distribution is declared, ordered, paid and made on the Common Stock. No dividend or distribution shall be declared, ordered, paid or made on the Common Stock unless the dividend or distribution on the Series A Preferred Stock provided for by this paragraph shall be declared, ordered, paid or made at the same time.

Section 4.  Liquidation Preference.

(a)  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders immediately after any distributions to Senior Securities required by the Articles, and prior and in preference to any distribution to Junior Securities but in parity with any distribution to the holders of Parity Securities, an amount per share equal to the sum of the Series A Issue Price (as adjusted for any stock splits, combinations, recapitalizations involving equity securities of the Corporation, reclassifications of other similar events involving a change with respect to the Series A Preferred Stock) and any accrued but unpaid dividends on the Series A Preferred Stock. If upon the occurrence of such event, and after the payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the holders of the Series A Preferred Stock and the holders of any Parity Securities shall be insufficient to permit the payment to such holders of the full preferential amounts due to the holders of the Series A Preferred Stock and holders of the Parity Securities, respectively, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A Preferred Stock and the Parity Securities, pro rata, based on the amount each such holder would receive if such full preferential amounts were paid unless otherwise provided in the Articles.

(b)  Upon the completion of the distributions required by Section 4(a), if assets remain in the Corporation, they shall be distributed to the holders of Junior Securities other than Common Stock with respect to any liquidation preference payable to such holders.

(c)  Upon the completion of the distributions required by Section 4(a) and Section 4(b), if assets remain in the Corporation, they shall be distributed to the holders of Common Stock.

(d)  A sale, lease, conveyance or disposition of all or substantially all of the capital stock or assets of the Corporation or a merger, consolidation, share exchange, reorganization or other transaction or series of related transactions (whether involving the Corporation or a subsidiary thereof) in which the Corporation’s shareholders immediately prior to such transaction do not retain a majority of the voting power in the surviving entity (a “Transaction”), shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4, unless (i) the holders of 66 2/3% of the then outstanding shares of the Series A Preferred Stock, vote affirmatively or consent in writing that such transaction shall not be treated as a liquidation, dissolution or winding up within the meaning of this Section 4 or (ii) such Transaction shall have resulted in the conversion of the Series A Preferred Stock in accordance with Section 5(b); provided, however, that shares of the surviving entity held by holders of the capital stock of the Corporation acquired by means of other than the Transaction shall not be used in determining if the shareholders of the Corporation own a majority of the voting power of the surviving entity, but shall be used for determining the total outstanding voting power of such entity.

(e)  Prior to the closing of a Transaction described in Section 4(d) which would constitute a liquidation, dissolution or winding up within the meaning of this Section 4, the Corporation shall, at its sole option, either (i) make all distributions of cash or other property that it is required to make to the holders of Series A Preferred Stock pursuant to the first sentence of Section 4(a), (ii) set aside sufficient funds or other property from which the distributions required to be made to such holders can be made, or (iii) establish an escrow or other similar arrangement with a third party pursuant to which the proceeds payable to the Corporation from the Transaction will be used to make the liquidating payments to such holders immediately after the consummation of the Transaction. In the event that the Corporation is unable to fully comply with any of the foregoing alternatives, the Corporation shall either: (x) cause such closing to be postponed until the Corporation complies with one of the foregoing alternatives, or (y) cancel such Transaction, in which event the rights of the holders of Series A Preferred Stock shall be the same as existing immediately prior to such proposed Transaction.

(f)  Each holder of Series A Preferred Stock shall have the right to elect the conversion benefits of the provisions of Section 5(a) or other applicable conversion provisions in lieu of receiving payment in liquidation, dissolution or winding up of the Corporation pursuant to this Section 4 and shall be provided with written notice of such liquidation, dissolution or winding up and the amount to be paid to a holder of a share of each class of capital stock of the Corporation not less than thirty (30) days in advance of such liquidation, dissolution or winding up.

Section 5.  Conversion of Series A Preferred Stock. The Corporation and the record holders of the Series A Preferred Stock shall have conversion rights as follows:

(a)  Voluntary Conversion. Each record holder of Series A Preferred Stock shall be entitled to convert at anytime, and from time to time, whole shares of Series A Preferred Stock for the Common Stock issuable upon conversion of the Series A Preferred Stock, at any time at the option of the holder thereof, subject to adjustment as provided in Section 5(d), as follows: Each share of Series A Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is obtained by (I) multiplying the number of shares of Series A Preferred Stock so to be converted by the Series A Issue Price and (II) dividing the result thereof by the Conversion Price. The Conversion Price shall initially be $2.20 per share of Series A Preferred Stock, subject to adjustment as provided in Section 5(d). Accrued but unpaid dividends will be paid in cash upon any such conversion.

(b)  Forced Conversion.

(i)  If at any time after the first anniversary of the date of the initial issuance of shares of the Series A Preferred Stock the Closing Sales Price per share of the Common Stock shall have equaled or exceeded 200% of the Conversion Price then in effect for a period of twenty (20) consecutive Trading Days, then each share of outstanding Series A Preferred Stock shall, on such date, be converted into fully-paid and nonassessable shares of Common Stock. Any such conversion shall be made into the number of shares of Common Stock determined pursuant to Section 5(a) using the Conversion Price, as last adjusted. Accrued but unpaid dividends shall be paid in cash on any such conversion.

(ii)  Notwithstanding anything to the contrary herein, no shares of outstanding Series A Preferred Stock shall be converted into Common Stock pursuant to this Section 5(b) unless at the time of such proposed conversion the Corporation shall have on file with the Securities and Exchange Commission an effective registration statement with respect to the resale by each holder of shares of Series A Preferred Stock of the shares of Common Stock issued or issuable to such holder on conversion of the Series A Preferred Stock then issued or issuable to such holder and such shares of Common Stock are eligible for trading on the Trading Market.

(c)  Mechanics of Conversion. In order to convert Series A Preferred Stock into full shares of Common Stock if (i) such conversion is pursuant to Section 5(a), the holder shall (A) fax or otherwise provide a copy of a fully executed notice of conversion (“Notice of Conversion”) to the Corporation at the office of the Corporation or to the Corporation’s designated transfer agent (the “Transfer Agent”) for the Series A Preferred Stock stating that the holder elects to convert, which notice shall specify the date of conversion, the number of shares of Series A Preferred Stock to be converted, the Conversion Price (together with a copy of the front page of each certificate to be converted) and (B) surrender to a common courier for either overnight or two (2) day delivery to the office of the Corporation or its transfer agent, the original certificates representing the Series A Preferred Stock (the “Preferred Stock Certificates”) being converted, duly endorsed for transfer, and (ii) such conversion is pursuant to Section 5(b), the Corporation shall within three (3) Business Days of the Date of Conversion fax or otherwise provide a copy of a Notice of Conversion to the holders of Series A Preferred Stock stating that the shares of Series A Preferred Stock shall be converted into Common Stock, which notice shall specify the Date of Conversion, the number of shares of Series A Preferred Stock that are being converted, the Conversion Price and a calculation of the number of shares of Common Stock issuable upon such conversion. In the event of a conversion pursuant to Section 5(b), the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent and the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the Preferred Stock Certificates are delivered to the Corporation or the Transfer Agent as provided above, or the holder notifies the Corporation or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of Section 5(c)(i)).

(i)  Lost or Stolen Certificates. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Preferred Stock Certificates, if mutilated, the Corporation shall execute and deliver new Preferred Stock Certificates of like tenor and date; provided that the Corporation shall pay all costs of delivery (including insurance against loss and theft until delivered in an amount satisfactory to the holders of Series A Preferred Stock). However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificates if the holder contemporaneously requests the Corporation to convert such Series A Preferred Stock into Common Stock or if such shares of Series A Preferred Stock have been otherwise converted into Common Stock.

(ii)  Delivery of Common Stock Upon Conversion. The Corporation no later than 6:00 p.m. (California time) on the third (3rd ) business day after receipt by the Corporation or its transfer agent of all necessary documentation duly executed and in proper form required for conversion, including the original Preferred Stock Certificates to be converted (or after provision for indemnification in the case of lost, stolen or destroyed certificates, if required), shall issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two (2) day delivery to the holder as shown on the stock records of the Corporation a certificate for the number of shares of Common Stock to which the holder shall be entitled as aforesaid. If by the third (3rd) Business Day after a Date of Conversion the Company fails to deliver the required number of shares of Common Stock in the manner required pursuant to this Section 5(c)(ii), and if after such third (3rd) Business Day and prior to the receipt of such shares of Common Stock, the holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of the shares of Common Stock which the holder anticipated receiving upon such exercise (a “Buy-In”), then the Corporation shall (1) pay in cash to the holder the amount by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock that the Corporation was required to deliver to the holder in connection with the conversion at issue by (B) the closing sale price of the Common Stock at the time of the obligation giving rise to such purchase obligation and (2) at the option of the holder, either reinstate the portion of the Series A Preferred Stock and equivalent number of shares of Common Stock for which such conversion was not honored or deliver to the holder the number of shares of Common Stock that would have been issued had the Corporation timely complied with its exercise and delivery obligations hereunder. The holder shall provide the Corporation written notice and supporting documentation indicating the amounts payable to the holder in respect of the Buy-In.

(iii)  Date of Conversion. The date on which a voluntary conversion pursuant to Section 5(a) occurs (the “Date of Voluntary Conversion”) shall be deemed to be the date the applicable Notice of Conversion is faxed to the Corporation or the Transfer Agent, as the case may be, provided that the copy of the Notice of Conversion is faxed to the Corporation on or prior to 6:00 p.m. (California time) on the Date of Conversion. A forced conversion pursuant to Section 5(b) shall occur on the date on which such forced conversion is deemed to occur pursuant to Section 5(b) (the “Date of Forced Conversion”, and together with the Date of Voluntary Conversion, the “Date of Conversion”). The original Preferred Stock Certificates representing the shares of Series A Preferred Stock to be converted shall be surrendered by depositing such certificates with a common courier for either overnight or two (2) day delivery, as soon as practicable following the Date of Voluntary Conversion or as soon as practicable following the date such holder receives notice of the Date of Forced Conversion. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Date of Conversion.

(iv)  No Fractional Shares on Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall (after aggregating all shares into which shares of Series A Preferred held by each holder could be converted) pay cash equal to such fraction multiplied by the market price per share of Common Stock (as determined in a reasonable manner by the Board) at the close of business on the Date of Conversion.

(d)  Adjustment of Conversion Price.

(i)  Adjustments of Conversion Price Upon Issuance of Common Stock. If at any time after the first filing of these Amended and Restated Articles of Incorporation, the Corporation shall issue or sell, or is, in accordance with Section 5(d)(i)(A) through (F), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale or deemed issue or sale (such lower price, the “Base Share Price” and each such issuance, a “Dilutive Issuance”), as adjusted hereunder, then, the Conversion Price shall be reduced (1) to equal the Base Share Price if such Dilutive Issuance occurs on or prior to the second (2nd) anniversary of the initial issuance of the shares of Series A Preferred Stock, and (2) to the price determined by dividing (x) an amount equal to the sum of (a) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing Conversion Price and (b) the consideration, if any, received by the Corporation upon such issue or sale, by (y) the total number of shares of Common Stock outstanding immediately after such issue or sale if the Dilutive Issuance occurs after the second (2nd) anniversary of the initial issuance of the shares of Series A Preferred Stock. For purposes of determining the number of shares of Common Stock outstanding as provided in clauses (x) and (y) above, the number of shares of Common Stock issuable upon conversion of all outstanding shares of Series A Preferred Stock, exercise of all outstanding Options (as defined below) and conversion of all outstanding Convertible Securities (as defined below) shall be deemed to be outstanding.

For purposes of this Section 5(d)(i), the following subparagraphs (A) to (F) of this Section 5(d)(i) shall also be applicable:

(A)  Issuance of Rights or Options. In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof (in all cases excluding the effect of a net issue election), by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options and thereafter shall be deemed to be outstanding. Except as otherwise provided in Section 5(d)(i)(C), no further adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

(B)  Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding; provided that (a) except as otherwise provided in Section 5(d)(i)(C), no further adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this Section 5(d)(i), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(C)  Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if (1) the purchase price or exercise price provided for in any Option referred to in Section 5(d)(i)(A), (2) the number of shares into which the Option is exercisable, (3) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 5(d)(i)(A) or (B), or (4) the rate at which Convertible Securities referred to in Section 5(d)(i)(A) or (B) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

(D)  Stock Dividends. In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation (other than Common Stock or Series A Preferred Stock) payable in Common Stock, then any Common Stock issuable in payment of such dividend or distribution shall be deemed to have been issued or sold for $0.01 per share, unless the holders of at least 66 2/3% of the then outstanding Series A Preferred Stock shall have consented to such dividend or distribution.

(E)  Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board.

(F)  Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(ii)  Certain Issues of Common Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price in the case of the issuance or sale from and after the date of filing of this Amended and Restated Articles of Incorporation of Anti-Dilution Excluded Securities (as defined below).

(iii)  Adjustments for Subdivisions, Common Stock Dividends, Combinations or Consolidations of Common Stock. If the outstanding shares of Common Stock shall be subdivided or increased, by stock split, stock dividend or otherwise, into a greater number of shares of Common Stock, the Conversion Price shall concurrently with the effectiveness of such subdivision or payment of such stock dividend, be proportionately decreased. If the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(iv)  Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before that change.

(v)  Adjustments for Merger, Sale, Lease or Conveyance. In case of any share exchange, reorganization, consolidation with or merger of the Corporation with or into another corporation, or in case of any sale, lease, conveyance or disposition to another Corporation of the assets of the Corporation as an entirety or substantially as an entirety, which is not treated as a liquidation, dissolution or winding up pursuant to Section 4(d), the Series A Preferred Stock shall after the date of such share exchange, reorganization, consolidation, merger, sale, lease, conveyance or disposition be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease, conveyance or disposition) upon conversion of the Series A Preferred Stock would have been entitled upon such share exchange, reorganization, consolidation, merger, sale, lease, conveyance or disposition; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series A Preferred Stock.

(vi)  Fractional Shares. If any adjustment under this Section 5(d) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be rounded up to the whole number of shares.

(vii)  Notice of Adjustment. Concurrent with any adjustment pursuant to this Section 5(d), the Corporation shall provide prompt notice to the holders of Series A Preferred Stock notifying such holders of any such adjustment.

Section 6.  Voting Rights. Except to the extent otherwise expressly provided by law and in Section 7, the Series A Preferred Stock shall vote together with all other classes and series of voting stock of the Corporation as a single class on all actions to be taken by the shareholders of the Corporation. Each share of Series A Preferred Stock shall entitle the holder thereof to the number of votes equal to the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible (determined without regard to Section 5(c)(iv)) on all matters to be voted on by the shareholders of the Corporation. Notwithstanding anything to the contrary herein, (i) for so long as shares of Series A Preferred Stock remain outstanding, the holders of at least a majority of the then issued and outstanding shares of Series A Preferred Stock shall be entitled to nominate one (1) member of the Corporation’s Board of Directors, and (ii) upon (a) the accumulation of accrued and unpaid dividends on the outstanding shares of Series A Preferred Stock for three (3) or more six-month periods ending, whether or not consecutive, or (b) the failure of the Corporation to comply with any of the other covenants or agreements set forth in this Amended and Restated Articles of Incorporation and the continuance of such failure for twenty (20) consecutive days or more after receipt of notice of such failure from the holders of at least a majority of the Series A Preferred Stock then outstanding, then the holders of at least a majority of the then-outstanding shares of Series A Preferred Stock will be entitled to nominate a second member of the Board of Directors for successive one-year terms until all dividends in arrears on the Series A Preferred Stock have been paid or declared and set apart for payment, or such failure to comply with covenants or other agreements have been cured. Upon the Corporation’s paying or declaring and setting apart of funds for payment of all such dividends in arrears, or curing such failure to comply with covenants or other agreements, the term of office of the second director will terminate immediately.

Section 7.  Protective Provisions.

(a)  The Corporation shall not, without first obtaining the written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock voting as a separate class:

(i)  increase or decrease the total number of authorized shares of Series A Preferred Stock or the authorized shares of Common Stock reserved for issuance upon conversion of the Series A Preferred Stock (except as otherwise required by these Amended and Restated Articles of Incorporation);

(ii)  increase or decrease the number of authorized shares of Preferred Stock or Common Stock (except as otherwise required by these Restated Articles of Incorporation);

(iii)  alter, amend, repeal, substitute or waive any provision of these Amended and Restated Articles of Incorporation or the Corporation’s bylaws, so as to affect adversely the voting powers, preferences or other rights, including, without limitation, the liquidation preferences, dividend rights, conversion rights, redemption rights or any reduction in the stated value of the Series A Preferred Stock, whether by merger, consolidation or otherwise;

(iv)  authorize, create, issue or sell any Senior Securities or any Parity Securities or securities that are convertible into Senior Securities or Parity Securities with respect to voting, dividend, liquidation or redemption rights, including subordinated debt;

(v)  authorize, create, issue or sell any Junior Securities other than Common Stock or securities that are convertible into Junior Securities other than Common Stock with respect to voting, dividend, liquidation or redemption rights, including subordinated debt;

(vi)  authorize, create, issue or sell any Series A Preferred Stock other than the Series A Preferred Stock authorized, created, issued and sold pursuant to the Purchase Agreement and Series A Preferred Stock in replacement of lost or mutilated certificates therefore;

(vii)  declare or pay any dividends or distributions on the capital stock of the Corporation in a cumulative amount in excess of the dividends and distributions paid on the Series A Preferred Stock in accordance with these Amended and Restated Articles of Incorporation;

(viii)  authorize or effect the voluntary liquidation, dissolution, recapitalization, reorganization or winding up of the business of the Corporation; and

(ix)  purchase, redeem or otherwise acquire any capital stock of the Corporation other than Series A Preferred Stock, or any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, capital stock of the Corporation or securities convertible into or exchangeable for capital stock of the Corporation.

Section 8.  Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 5, the shares so converted shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series A Preferred Stock.

Section 9.  Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series A Preferred Stock issued or issuable to the holders, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of Series A Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number as shall be sufficient for such purposes, including, without limitation, using best efforts to obtain shareholder approval of any necessary amendment to the Articles.

Section 10.  Redemption Rights. The holders of the Series A Preferred Stock shall have redemption rights as follows:

(a)  On or after the fifth (5th) anniversary of the date of the initial issuance of the shares of the Series A Preferred Stock, the Series A Preferred Stock shall be subject to redemption, at the option of any holder of the then outstanding shares of Series A Preferred Stock, on the date specified by such holder of Series A Preferred Stock exercising such option. The redemption price for shares of Series A Preferred Stock subject to such redemption shall be equal to the Series A Issue Price (as adjusted for any stock splits, combinations, recapitalizations involving a change with respect to the Series A Preferred Stock) per share plus any accrued but unpaid dividends, payable in immediately available funds.

(b)  The funds legally available to the Corporation for the payment of the redemption price of any Junior Securities shall be used first to pay the redemption price of Series A Preferred Stock on the dates established for redemption pursuant to Section 10(a) and no such funds shall be used (or will be required to be used) to pay the redemption price of any Junior Securities unless the Corporation has paid, or reserved funds sufficient to pay, the entire redemption price of Series A Preferred Stock. If the funds legally available to the Corporation for the payment of the redemption price of the Series A Preferred Stock are not sufficient to redeem all of the shares of the Series A

Preferred Stock required to be redeemed on any date, such funds shall be used to redeem the number of shares of Series A Preferred Stock which may be redeemed from such amount on a pro rata basis (with adjustments to avoid redemption of fractional shares). If additional funds become available for the redemption of additional shares of Series A Preferred Stock required to be so redeemed, the Corporation shall immediately use such funds to redeem shares of Series A Preferred Stock until such time as all of the shares of Series A Preferred Stock required to be redeemed pursuant to this Section 10 have been redeemed.

(c)  If, on the dates established for redemption pursuant to Section 10(a), all of the shares of Series A Preferred Stock to be redeemed on each such date are not redeemed in full, all rights in respect of such shares of Series A Preferred Stock that have not been redeemed, including the right to receive the applicable redemption price, plus accrued and unpaid dividends, shall continue to be outstanding as evidenced by the certificates representing such shares. The exercise by the holders of the option to redeem any shares of Series A Preferred Stock which were not redeemed on the dates established for redemption pursuant to Section 10(a), may be rescinded by such holders at any time following the date established for such redemption by written notice to the Corporation. All shares of Series A Preferred Stock redeemed pursuant to Section 10(a) shall be retired and shall be restored to the status of authorized and unissued shares of Preferred Stock, without designation as to series or class and may thereafter be reissued, subject to compliance with the terms hereof, as shares of any series of Preferred Stock other than shares of Series A Preferred Stock.

Section 11.  Limitations on Certain Conversions. In no event shall any holder of Series A Preferred Stock be entitled to convert shares of Series A Preferred Stock pursuant to Section 5(a) in excess of that number of shares of Series A Preferred Stock which, upon giving effect to such conversion, would cause the number of shares of Common Stock beneficially owned by the holder and its Affiliates to exceed 4.99% of the number of shares of the Common Stock outstanding immediately after given effect to such issuance. For purpose of the foregoing sentence, the number of shares of Common Stock beneficially owned by the holder of Series A Preferred Stock and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A)  conversion of the remaining nonconverted portion of the Series A Preferred Stock beneficially owned by the holder or any of its Affiliates and (B) exercise, conversion or redemption of the unexercised, nonconverted or nonredeemed portion of any other securities of the Corporation (including, without limitation, any warrants to purchase Common Stock or Preferred Stock) subject to a limitation on exercise, conversion or redemption analogous to the limitation contained herein beneficially owned by the holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 11, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act, it being acknowledged by the holder of Series A Preferred Stock that the Corporation is not representing to the holder that such calculation is in compliance with Section 13(d) of the Exchange Act and holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 11 applies, the determination of whether the holder’s shares of Series A Preferred Stock may be converted (in relation to other securities owned by the holder) and of which a portion of the shares of Series A Preferred Stock is convertible shall be in the sole discretion of such holder, and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. For purposes of this Section 11, in determining the number of outstanding shares of Common Stock, the holder of Series A Preferred Stock may rely on the number of outstanding shares of Common Stock as reflected in (x) the Corporation’s most recent Form 10-QSB or Form 10-KSB, as the case may be, (y) a more recent public announcement by the Corporation or (z) any other notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the holder of Series A Preferred Stock, the Corporation shall within two (2) Business Days confirm orally and in writing to the holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including shares of Series A Preferred Stock, by the holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The provisions of this Section 11 may be waived by the holder of Series A Preferred Stock, at the election of the holder, upon not less than 61 days’ prior notice to the Corporation, and the provisions of this Section 11 shall continue to apply until such 61st day (or such later date, as determined by the holder, as may be specified in such notice of waiver).

Section 12.  Definitions. As used in this Certificate, the following capitalized terms have the following meanings.

“Affiliate” shall mean, with respect to any individual, partnership, corporation, limited liability company, association, business trust, joint venture, governmental entity or other entity of any natural (“Person”), any Person that controls, is controlled by, or is under common control with, such Person.

“Anti-Dilution Excluded Securities” shall mean any of the following securities: (1) securities issued to employees, consultants, officers or directors of the Corporation or options to purchase Common Stock granted by the Corporation to employees, consultants, officers or directors of the Corporation pursuant to any option plan, agreement or other arrangement duly adopted by the Corporation and the grant of which is approved by the compensation committee of the Board; (2) the Series A Preferred Stock and any Common Stock issued upon conversion of the Series A Preferred Stock; (3) for the avoidance of doubt, securities issued on the conversion of any Convertible Securities or the exercise of any options, in each case, outstanding on the date of the first filing of these Restated Articles of Incorporation; and (4) for the avoidance of doubt, securities issued in connection with a stock split, stock dividend, combination, reorganization, recapitalization or other similar event for which adjustment is made in accordance with Section 5(d)(iii) or (iv).

“Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law to remain closed.

“Closing Sale Price” shall mean, for the Common Stock as of any date, the last closing trade price for the Common Stock on the Trading Market as reported by Bloomberg Financial Markets (“Bloomberg”), or, if the Trading Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price at 4:00 p.m., New York City Time (or such other time as the Trading Market publicly announces is the official close of trading), as reported by Bloomberg, or, if the foregoing do not apply, the last closing trade price of such security on the OTC Bulletin Board for such security as reported by Bloomberg, or, if no closing trade price is reported for such security by Bloomberg, the last closing ask price for such security as reported by Bloomberg, or, if no last closing ask price is reported for such security by Bloomberg, the average of the highest bid price and the lowest ask price of any market makers for such security as reported in the Pink Sheets by the National Quotation Bureau, Inc. or its successor. If the Closing Sale Price cannot be calculated for the Common Stock on that date on any of the foregoing bases, the Closing Sale Price of the Common Stock on such date shall be the fair market value as determined in good faith by the Board of Directors.

“Purchase Agreement” shall mean that certain Securities Purchase Agreement, dated on or about the date hereof, between the Corporation and the investors named therein.

“Trading Day” shall mean a day on which the Common Stock is traded on a Trading Market; provided, that in the event that the Common Stock is not listed or quoted on a Trading Market, then Trading Day shall mean a Business Day.

“Trading Market” shall mean whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market, the NASDAQ Capital Market, the OTC Bulletin Board or the Pink Sheets, LLC on which the Common Stock is listed or quoted for trading on the date in question.

ARTICLE V

Section 1.  Limitation of Director's Liability. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California Law.

Section 2.  Indemnification of Corporate Agents. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, through agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to this Corporation and its shareholders.

Section 3.  Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article V shall not adversely affect any right of indemnification or limitation of liability of an agent of this Corporation relating to acts or omissions prior to such repeal or modification.

ARTICLE VI

No action shall be taken by the shareholders of the Corporation except at an annual or special meeting of shareholders called in accordance with the Bylaws and no action shall be taken by the shareholders by written consent.

3.    The foregoing Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors.

4.    The Corporation’s shareholders have duly approved the foregoing Amended and Restated Articles of Incorporation of the Corporation by the required vote in accordance with Sections 902 and 903 of the California Corporations Code. The total number of issued and outstanding shares of the Corporation entitled to vote on the foregoing amendment and restatement is 13,377,465 shares of Common Stock. There are no shares of Preferred Stock outstanding. The number of outstanding voting shares voting in favor of the adoption and approval of these Amended and Restated Articles of Incorporation of the Corporation equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%).

I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

IN WITNESS WHEREOF, the undersigned has executed this certificate on May 24, 2007.

/s/ J. Michael Gullard J. Michael Gullard, President and Secretary